This Agreement is made as of the 8th day of January 2020.

AMONG:

FinTekk AP, LLC ("FinTekk"),

Rick Ware Racing, LLC ("RWR"),

-and-

Security Devices International Inc. ("SDI" or "the Company")

WHEREAS FinTekk, RWR, and SDI previously entered into a Memorandum of Understanding dated as of October 18, 2018 and a Sponsorship Agreement dated as of October 30, 2018 (the "Sponsorship Agreement") relating to a sponsorship by SDI on the NASCAR racing cars of #51 or #52 Rick Ware Racing in certain 2018 and 2019 events, and associate or primary brand sponsorship for the 2019 Daytona 500 and other select races, and other services to be rendered by
FinTekk and Rick Ware Racing;

WHEREAS FinTekk and SDI also entered into an agreement for the settlement of SDI's debt to FinTekk through the issuance of 6,666,666 common shares of SDI stock (the "Debt Settlement Agreement");

WHEREAS 25% of the services contemplated by the Sponsorship Agreement were performed through November 30, 2018, and, accordingly, the parties agreed that only 1,666,666 of the shares that had been issued to FinTekk by the Company would be deemed vested in 2018;

WHEREAS an additional 20% of the contemplated services were performed through November 30, 2019; or are to be performed in 2020 and 2021 upon mutual consent of the parties.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the parties agree as follows:

1. An additional 1,300,000 of the shares issued to FinTekk are to be deemed fully vested as of November, 30 2019.
2. FinTekk will return 3,700,000 million of the Company's shares.
3. The debt that was the subject of the Debt Settlement Agreement remains fully satisfied notwithstanding the return of the shares provided for in paragraph 2 hereof.
4. SDI will serve as a primary sponsor (as defined in the original agreement) of a Rick Ware Racing Cup car in two future Monster NASCAR Cup Series Races to be agreed upon by the parties hereto to be held in 2020.
5. Except as explicitly set forth herein all previous obligations of any of the parties to any other under the prior agreements and understandings are cancelled, and the parties shall execute a release in the form attached hereto as exhibit A, fully and finally releasing

one another from any and all other continuing obligations.

6. This Agreement shall be covered by the laws of the state of New York without regard to its conflicts of law principles, and the parties' consent to the personal jurisdiction of the state of New York and each agrees not to allege that it is an inconvenient forum for any dispute arising out of or relating to this Agreement.
7. Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary to give effect to the provisions and intent of this Agreement.
8. This Agreement may be executed in one or more counterparts, including by way of facsimile or PDF, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed and delivered by the undersigned as of the date first above written.

RICK WARE RACING, LLC

Per: ______________________
Mr. Rick Ware

FINTEKK AP, LLC

Per: ______________________
Mr. Kevin O'Connell

SECURITY DEVICES INTERNATIONAL INC.

Per: ______________________
Mr. Bryan Ganz
President and Chief Executive Officer